Exhibit 5.1

KAYE SCHOLER LLP
425 Park Avenue
New York, New York 10022-3598
212 836-8000
Fax 212 836-8689
www.kayescholer.com

November 24, 2009
Spirit AeroSystems, Inc.
3801 South Oliver
Wichita, Kansas 67210

Ladies and Gentlemen:

We have acted as counsel to Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $300 million of the Company’s 7 1/2% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange for its outstanding 7 1/2% Senior Notes due 2017 (the “Original Notes”) that were issued pursuant to the Indenture, dated as of September 30, 2009 (the “Indenture”), among the Company, each of the other companies listed on Schedule A hereto (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

In connection herewith, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the Original Notes, (iv) the Registration Rights Agreement, dated as of September 30, 2009, among the Company, the Guarantors and the Initial Purchasers named therein, (v) the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended (the “TIA”), filed as an exhibit to the Registration Statement, (vi) the form of the Exchange Notes, (vii) the form of the related guarantees of the Guarantors (the “Guarantees”) and (viii) such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. With regards to matters of North Carolina law, we have relied, with the Company’s permission, upon the opinions of McGuireWoods LLP, filed as Exhibit 5.2 to the Registration Statement.

On the basis of the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that when (A) the Registration Statement has been declared effective, (B) the Indenture has been duly qualified under the TIA, and (C) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Original Notes as described in the Registration Statement: (i) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) each Guarantee of the Exchange Notes by a Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).

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KAYE SCHOLER llp

Spirit AeroSystems, Inc.	2	November 24, 2009

This opinion letter is based as to matters of law solely on the applicable provisions of (i) the General Corporation Law of the State of Delaware, as amended, (ii) the Delaware Limited Liability Company Act and (iii) the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person for any other purpose without our prior written consent. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/  KAYE SCHOLER LLP

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KAYE SCHOLER llp

Spirit AeroSystems, Inc.	3	November 24, 2009

Schedule A
Guarantors
Spirit AeroSystems Holdings, Inc.
Spirit AeroSystems Finance, Inc.
Spirit AeroSystems International Holdings, Inc.
Spirit AeroSystems Investco, LLC
Spirit AeroSystems Operations International, Inc.
Spirit AeroSystems North Carolina, Inc.

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